UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 21, 2015 (December 18, 2015)

FORESIGHT ENERGY LP
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36503	80-0778894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Broadway Suite 2600 Saint Louis, MO 63102
(Address of Principal Executive Offices)

(314) 932-6160
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On December 18, 2015, Foresight Energy LLC, Foresight Energy Finance Corporation (together, the “Issuers”), Foresight Energy LP and certain other subsidiaries of Foresight Energy LP (collectively, the “Obligors”) entered into a forbearance agreement (the “Forbearance Agreement”) with Wilmington Savings Fund Society, FSB, as successor indenture trustee (the “Trustee”), and certain holders (the “Consenting Noteholders”) of the Issuers’ 7.875% Senior Notes due 2021 (the “Notes”), who collectively beneficially own or manage in excess of 75% of the aggregate principal amount of the Notes.

Under the Forbearance Agreement, the Consenting Noteholders and the Trustee have agreed to forbear during the forbearance period described below from exercising rights and remedies to which they may be entitled in respect of the Notes or under the indenture governing the Notes (the “Indenture”) with respect to a “Specified Default” and certain related matters.  A “Specified Default” means the occurrence of an Event of Default under Sections 6.01(a)(3), 6.01(a)(5) and/or 6.01(a)(6) of the Indenture directly or indirectly resulting from, or arising in connection with, the transactions referenced in the December 4, 2015 Delaware Chancery Court Memorandum Opinion.

The forbearance period runs through January 18, 2016, unless extended by the Consenting Noteholders in their sole discretion. The forbearance period will end earlier if, among other things, the Obligors breach the Forbearance Agreement, any event of default (other than with respect to the Specified Defaults) occurs under the Indenture or, with certain exceptions, the exercise of remedies by the Obligors’ other creditors under Foresight Energy LLC’s credit agreement.

Under the Forbearance Agreement, the Obligors have agreed not to enter into certain transactions outside of the ordinary course of business and have agreed to pay certain reasonable and documented fees and expenses of the Trustee and the Consenting Noteholders.

The Forbearance Agreement is intended to provide the Obligors an opportunity to negotiate a transaction restructuring their indebtedness represented by the Notes with the holders of the Notes and our secured lenders.  We are actively negotiating with the Consenting Noteholders the terms of a potential debt transaction with the objective of reaching agreement by the end of the forbearance period.   If there is an event of default under the Indenture, the transactions that led to such event of default would also constitute an event of default under our secured credit facilities.  We intend to seek similar forbearance agreements from the lenders under our secured credit facilities as part of negotiations to restructure the indebtedness represented by the Notes.  Until any definitive agreements are negotiated in their entirety and executed, and the transactions contemplated thereby are consummated, there can be no assurance that any debt transaction will be completed by the end of the forbearance period or at all or that we will enter into forbearance agreements with our secured lenders. If we are not able successfully to negotiate and complete a debt transaction to restructure the indebtedness represented by the Notes, we intend to explore other available restructuring and reorganization alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Foresight Energy LP
By:	Foresight Energy GP LLC,
its general partner
By:	/s/ Robert D. Moore
Robert D. Moore
President and Chief Executive Officer
Date: December 21, 2015